Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert World Values Fund, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated November 19, 2007, with respect to the financial statements of the Calvert World Values International Equity Fund and of the Calvert International Opportunities Fund, respectively, each a series of the Calvert World Values Fund, Inc. as of September 30, 2007 and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 30, 2008